RELEASE AGREEMENT

     THIS AGREEMENT is dated and effective as of the 18th day of November 2016 by and between Orgenesis Maryland Inc. (the “Company”) and Scott Carmer (the “Employee”).

WITNESSETH

     WHEREAS, Employee currently serves as the Company's Chief Executive Officer under that certain Employment Agreement dated as of July 23, 2014 (the "Employment Agreement"); and

     WHEREAS, Employee desires to resign from his employment under the Employment Agreement, and the Company is agreeable to such resignation, in accordance with the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this agreement the Parties hereby agree as follows:

1. Termination of Employment Agreement. Upon execution hereof by both Parties, the Employment Agreement shall automatically and without any further action on the part of the Parties be terminated, except to the extent otherwise provided herein. By his execution of this Agreement, and without any further action, Employee hereby resigns, effective immediately, from any positions he holds with the Company including as an officer and executive.

2. Representations and Undertakings by Employee

     In consideration of the releases by the Company contained herein, Employee hereby agrees, represents and covenants as follows:

     a) Employee acknowledges and agrees that Part 3 (Confidential Information and Intellectual Property) and Part 4 (Non-Competition and Non-Solicitation) of the Employment Agreement shall continue in full force and effect in accordance with their terms. Nothing contained in this Agreement shall be construed or interpreted as a waiver by the Company of any right or remedy available under Parts 3 and 4 of the Employment Agreement in the event of a breach occurring after the date of this Agreement.

     b) Employee shall forthwith return to the Company all Company non-public information in his possession, control or under his influence.

     c) Employee acknowledges and agrees that the undertakings and release by Company contained in this Agreement are intended to be made in lieu of any amounts, now or in the future, payable by Company to Employee under the terms of the Employment Agreement and in full satisfaction of all claims by Employee to any payments and accrued salary owing from the Company (and its affiliates, officers, directors, shareholders, employees, agents, attorneys, insurers, successors and assigns) in connection with any services provided by Employee including under the Employment Agreementor to any other rights or privilege.

     d) The Employee shall be reasonably available for telephone consultations through the end of December 2016 if so determined by the Company to assist the Company with an orderly transition of his duties under the Employment .

2. Representations and Undertakings by the Company

In consideration of the undertakings by the Employee contained herein, Company hereby agrees, represents and covenants that Employee shall be entitled to exercise stock options to purchase a total of 1,641,300 shares of common stock of Orgenesis Inc. (the “Parent”), the parent company of the Company, previously granted to Employee on or about April 27, 2016 through their specified exercise termination date. To the extent any part of such award has not vested as of the date hereof, then such award shall be deemed fully vested.

3. Releases

     3.1 In consideration of the agreements of Company under this Agreement, and the release contained in Section 3.2 below, Employee (and each of his respective, attorneys, agents, heirs, successors, executors, personal representatives and assigns) does hereby absolutely and unconditionally waive, release and forever discharge Company (and its affiliates, officers, directors, shareholders, employees, agents, attorneys, insurers, successors and assigns) from any claims, demands, obligations, liabilities, rights, causes of action and damages, whether liquidated or unliquidated, absolute or contingent, known or unknown, arising prior to or concurrent with the date hereof, including, without limitation, any claim under the Employment Agreement (including for accrued and unpaid salary through to this date), any claims under any labor laws and regulations including claims for wrongful termination, claims with respect to the stock options or claims with respect to any other payment required under law. The foregoing release shall not be construed as a waiver by Employee of the compliance by the Company with its undertakings contained in this Agreement or of the Parent with respect to the option referred to in Section 2.

     3.2 In consideration of the undertakings of Employee hereunder and the release in Section 3.1 above and the hereof the Company (and its officers, directors, shareholders, employees, attorneys, agents, successors, and assigns) does hereby absolutely and unconditionally waive, release and forever discharge Employee and his respective, agents, attorneys, insurers, successors, executors and assigns, from any claims, demands, obligations, liabilities, rights, causes of action and damages, whether liquidated or unliquidated, absolute or contingent, known or unknown, arising prior to or concurrent with the date hereof. The foregoing release shall not be construed as a waiver by the Company of the compliance by Employee of his undertakings contained in this Agreement.

4. Successors and Assigns. Except as otherwise provided in this Agreement, all the terms and provisions of this Agreement shall be upon, and shall inure to the benefit of, the Parties hereto and their respective heirs, personal representatives, successors and assigns.

5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. Governing Law; Jurisdiction and Forum. This Agreement, its interpretation, validity, construction, enforcement and effect shall be governed by and construed under the laws of the State of Maryland without reference or effect to the principles of conflict of laws. Each of the Parties consents to the jurisdiction of the appropriate state or federal court in the State of Maryland in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

7. Non-Disparagement.

     Neither of the Parties (and their respective heirs, personal representatives, successors, affiliates, subsidiaries or officers), shall disparage the other Party hereto or their businesses.

8. Further Assurances.

     Each of the parties agree to execute all such documents and do all acts and things reasonably required to effectively carry out the provisions of this Agreement.

     IN WITNESS WHEREOF, each of the parties has set forth its/ his signature as of the date first written above.

Orgenesis Maryland Inc.

/s/ Vered Caplan	/s/ Scott Carmer
Vered Caplan	Scott Carmer
Chairperson

AGREED AND ACCEPTED as to the terms of Section 2 hereof As of November 18, 2016

Orgenesis Inc.

By:	/s/ Vered Caplan

Name:	Vered Caplan
Title:	Chief Executive Officer